FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC.

METTLER TOLEDO ANNOUNCES CHANGE TO BOARD OF DIRECTORS

COLUMBUS, Ohio, USA – November 23, 2022 – Mettler-Toledo International Inc. (NYSE: MTD) announced today that Olivier Filliol informed the Company that he will not stand for re-election to the Board of Directors in May 2023. Mr. Filliol joined the Board in 2009 and served as President and CEO from January 1, 2008 through March 31, 2021.

Robert F. Spoerry, Chair of the Board, stated, “We want to sincerely thank Olivier for his many highly valuable contributions, and we are grateful for the unique expertise that he has brought to the Company. Olivier was instrumental in ensuring a successful CEO transition to Patrick Kaltenbach, which positions the Company well to continue its successful track record. We are especially thankful for Olivier's service and great dedication over the last twenty-five years.”

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.